FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter 2022 Financial Results

PITTSBURGH, Feb. 23, 2023 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the full year and fourth quarter ended Dec. 31, 2022. FHLBank recorded net income of $227.1 million for the year 2022 and $96.5 million for the fourth quarter, and the Board of Directors declared dividends of 7.95% annualized on activity stock and 4.0% annualized on membership stock. Dividends are payable to stockholders on Feb. 24, 2023.

“In 2022, advance volumes increased in response to member need," said Winthrop Watson, President and Chief Executive Officer. "As we begin the new year, we are well positioned to provide our membership with readily available liquidity, innovative housing and community products, and highly responsive service."

Highlights for 2022 include:
▪Net income of $227.1 million
▪Net interest income of $357.5 million
▪Advances at $68.9 billion
▪Mortgage loans held for portfolio, net at $4.6 billion
▪Letters of credit at $22.1 billion
▪Retained earnings at $1.5 billion

Operating Results

FHLBank’s net income totaled $227.1 million for the year ended Dec. 31, 2022, compared to $86.0 million for the same prior-year period. Full year 2022 performance allowed FHLBank to set aside $25.4 million for statutory affordable housing programs. Separately, FHLBank awarded $10.1 million in voluntary housing grants to support affordable housing projects in Delaware, Pennsylvania and West Virginia. The $141.1 million increase in net income was driven primarily by:
▪Net interest income was $357.5 million for the year ended Dec. 31, 2022, an increase of $176.9 million from $180.6 million in the same prior-year period.
–Interest income was $1,610.0 million for the year ended Dec. 31, 2022, compared with $414.1 million for the same prior-year period. This increase was the result of higher average advance balances, and higher yields driven by higher short-term interest rates.
–Interest expense was $1,252.5 million for the year ended Dec. 31, 2022, compared with $233.5 million in the same prior-year period. This increase was the result of higher average consolidated obligations and higher short-term interest rates.

▪Interest income also included net prepayment fees on advances of $1.9 million for the year ended Dec. 31, 2022, compared to $16.5 million for the same prior-year period.
▪Other non-interest income was $11.3 million for the year ended Dec. 31, 2022, compared with $12.4 million for the same prior-year period. This $1.1 million decrease reflected losses in 2022 on investments that secure certain deferred compensation arrangements, partially offset by higher letter of credit fees.

▪Other expense was $110.5 million for the year ended Dec. 31, 2022, compared with $99.2 million for the same prior-year period, an increase of $11.3 million. The increase in operating expense was primarily driven by the voluntary housing grants in 2022. Other factors were higher compensation, benefit expenses and technology-related costs, which were partially offset by a decrease in Home4Good contributions and market value changes of deferred compensation agreements and smaller discretionary pension contributions.

FHLBank’s net income totaled $96.5 million for the fourth quarter of 2022, compared to $13.6 million for the fourth quarter of 2021. Fourth quarter 2022 performance allowed FHLBank to set aside $10.8 million for statutory affordable housing programs. Separately, FHLBank awarded $10.1 million in voluntary housing grants to support affordable housing projects in Delaware, Pennsylvania and West Virginia. The $82.9 million increase in net income was driven primarily by:

▪Net interest income was $140.5 million for the fourth quarter of 2022, an increase of $100.4 million from $40.1 million during the same prior-year period.
–Interest income was $885.4 million for the fourth quarter of 2022, compared to $91.8 million in the same prior-year period. This increase was the result of higher average advance balances and higher yields driven by higher short-term interest rates.
–Interest expense was $744.9 million for the fourth quarter of 2022, compared to $51.7 million in the same prior-year period. This increase was the result of higher average consolidated obligations and higher short-term interest rates.
▪Other noninterest income was $6.0 million for the fourth quarter of 2022 compared to $2.4 million in the same prior-year period. This $3.6 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios as a result of market volatility.
▪Other expense was $38.8 million for the fourth quarter of 2022 compared to $27.2 million in the same prior-year period, an increase of $11.6 million. This increase was the result of the voluntary housing grants, higher compensation and benefits, and larger assessments from the Office of Finance and Federal Housing Finance Agency, partially offset by a decrease in Home4Good contributions.

Balance Sheet Highlights

At Dec. 31, 2022, total assets were $96.1 billion, compared with $37.7 billion at Dec. 31, 2021. The increase was primarily due to an increase in advances, which totaled $68.9 billion at Dec. 31, 2022, compared to $14.1 billion at year-end 2021. Although advance levels increased, driven by member demand, it is not uncommon for FHLBank to experience variances in the overall advance portfolio driven primarily by changes in member needs. The increase in members' need for advances is primarily the result of market liquidity, as well as recent Federal Reserve actions to increase short-term interest rates.

Total capital at Dec. 31, 2022, was $4.9 billion, compared to $2.7 billion at Dec. 31, 2021, an increase of $2.2 billion as a result of required purchases of activity stock due to increased advances. Retained earnings at Dec. 31, 2022, was $1.5 billion, relatively unchanged from year-end 2021. Retained earnings at Dec. 31, 2022, included $499.0 million of restricted retained earnings, an increase of $41.6 million from year-end 2021. At Dec. 31, 2022, FHLBank had total regulatory capital of $5.0 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 7.95% and a dividend on subclass B1 (membership) stock equal to an annual yield of 4.0%. These dividends will be calculated on stockholders’ average balances during the period Oct. 1 to Dec. 31, 2022, and credited to stockholders’ accounts on Feb. 24, 2023.

The dividend rates demonstrate that FHLBank continues to return value to its member shareholders. Looking forward, market and business conditions can impact FHLBank's overall performance, as well as the levels of future dividends. FHLBank's intent is to continue to provide meaningful shareholder return; future dividend rates may not correspond directly with the pace of interest rate changes.

Detailed financial information regarding 2022 results will be available in FHLBank's Annual Report on Form 10-K, which FHLBank anticipates filing no later than March 8, 2023.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$13.2	$428.2
Investments	22,082.2	18,097.9
Advances	68,856.2	14,124.4
Mortgage loans held for portfolio, net	4,590.9	4,676.2
All other assets	598.6	324.6
Total assets	$96,141.1	$37,651.3

LIABILITIES:
Consolidated obligations	$90,216.9	$33,599.3
All other liabilities	1,026.1	1,316.3
Total liabilities	91,243.0	34,915.6

CAPITAL:
Capital stock	$3,428.4	$1,227.1
Retained earnings	1,536.2	1,398.4
Accumulated other comprehensive income (loss)	(66.5)	110.2
Total capital	4,898.1	2,735.7
Total liabilities and capital	$96,141.1	$37,651.3

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2022	2021	2022	2021
Total interest income	$885.4	$91.8	$1,610.0	$414.1
Total interest expense	744.9	51.7	1,252.5	233.5
Net interest income	140.5	40.1	357.5	180.6

Provision (reversal) for credit losses	0.4	0.1	5.8	(2.2)
Gains (losses) on investments	(0.7)	(5.6)	(29.0)	(21.4)
Gains (losses) on derivatives and hedging	(1.2)	0.6	14.2	5.9
All other income	7.9	7.4	26.1	27.9
All other expense	38.8	27.2	110.5	99.2
Income before assessments	107.3	15.2	252.5	96.0

AHP assessment	10.8	1.6	25.4	10.0
Net income	$96.5	$13.6	$227.1	$86.0

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